Exhibit 3.1

                       ARTICLES OF AMENDMENT TO THE
                       ARTICLES OF INCORPORATION OF
                          SOUTHWEST AIRLINES CO.



                               ARTICLE ONE

     Southwest Airlines Co. (the "Corporation"), pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, hereby adopts these Articles of Amendment to its Articles of Incorporation.


                               ARTICLE TWO

     ARTICLE FOUR is amended by deleting in its entirety the first paragraph thereof, and by inserting in lieu thereof the following paragraph:

          The aggregate number of shares which the corporation shall have authority to issue is Two Billion (2,000,000,000) shares of Common Stock of the par value of One Dollar ($1.00) each.


                              ARTICLE THREE

     The amendment made by these Articles of Amendment was duly adopted by the shareholders of the Corporation on May 16, 2001.


                              ARTICLE FOUR

     The number of shares outstanding on the record date for such shareholders meeting was 760,921,306 and the number of shares entitled to vote on such amendment was 760,921,306. A total of 610,752,557 shares were voted for the amendment and 48,303,507 shares were voted against the amendment.

     IN WITNESS THEREOF, the Corporation has caused these Articles of Amendment to be executed this 21st day of May, 2001.



                                    SOUTHWEST AIRLINES CO.

                                    By:  /s/ Gary C. Kelly
                                    Gary C. Kelly, Vice President-Finance
                                    and Chief Financial Officer